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                     February 17, 2023

       Christopher Gaertner
       Co-Chief Executive Officer
       DHC Acquisition Corp.
       535 Silicon Drive, Suite 100
       Southlake, TX 76092

                                                        Re: DHC Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 7,
2023
                                                            File No. 001-40130

       Dear Christopher Gaertner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Peter Byrne